To the SEC and Whomever It May Concern:

Statement of Duplicate Filing

The Oppenheimer Emerging Technologies Fund was accidentally filed twice on June 25, 2003, with the following accession numbers:

                0000935069-03-000839
                0000935069-03-000840

Please disregard the second one (000935069-03-000840).

Lyn Benson
GCom2 Solutions
Filer for OppenheimerFunds